Exhibit 3.38

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CARQUEST TECHNOLOGIES, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of CARQUEST Technologies, LLC (the “Company”), effective as of the 23 day of November, 2007, is made by the Company and General Parts, Inc., a North Carolina corporation, as the sole member of the Company (the “Member”).

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.	FORMATION.

Effective with the filing of the Certificate of Formation (the “Certificate”), the Company constituted a limited liability company formed pursuant to the Delaware Limited Liability Company Act (the “Act”) and other applicable laws of the State of Delaware. The Managers shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

2.	NAME; PLACE OF BUSINESS; REGISTERED OFFICE AND AGENT.

The Company shall be conducted under the name of “CARQUEST Technologies, LLC”, or such other name as the Managers shall hereafter designate. The initial principal office and place of business of the Company shall be located at 4729 Hargrove Road, Raleigh, North Carolina 27604. The initial registered agent for service of process at the registered office of the Company shall be The Corporation Trust Company. The initial registered office of the Company shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware.

3.	PURPOSE.

The purpose of the Company is to engage in any lawful activity and exercise all powers necessary to or reasonably connected with the Company’s purpose that may be legally exercised by limited liability companies under the Act.

4.	STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

5.	TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as otherwise provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.	MANAGEMENT OF THE COMPANY.

6.1    Management and Authority. The business and affairs of the Company shall be managed by its Managers. Except as otherwise provided by applicable law and this Agreement, the Managers shall have sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. The Company’s initial officers are set forth on Exhibit C to this Agreement, each of whom shall serve until the earlier of his death, resignation or removal by the Managers.

6.2    Number and Tenure of Managers. The Company shall initially have six (6) Managers, who shall be the persons set forth on Exhibit B to this Agreement. The number of Managers shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. Each Manager shall serve at the discretion of the Member and may be appointed and removed by the Member from time to time and at any time. The signature of any Manager, or, if at any time a Manager shall be an entity, any officer of such Manager on any document purporting to bind the Company shall constitute exclusive evidence to third parties of the authority of such person to execute such document on behalf of the Company and so bind the Company.

6.3    Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, the single Manager constitutes a quorum for the transaction of business of the Manager, and the vote of the single Manager is necessary to decide any matter arising in connection with the business and affairs of the Company. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and except as set forth otherwise in this Agreement, an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4    Waiver of Notice. A Manager may waive any notice required by the Act or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5    Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date.

6.6    Duties of Manager. The Managers must take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes.

6.7    Restrictions on Authority of Managers. Without the consent of the Member, the Managers have no authority to:

(a)    do any act in contravention of this Agreement;

(b)    do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(c)    possess property, or assign rights in specific property, for other than a Company purpose;

(d)    knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(e)    file a voluntary petition or otherwise initiate proceedings (x) to have the Company adjudicated insolvent or (y) seeking an order for relief of the Company as debtor under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(f)    admit new Members or permit the withdrawal of a Member;

(g)    consent to a sale of the Company or all or substantially all of its assets; or

(h)    dissolve the Company.

6.8    Compensation. Compensation, if any, of the Managers will be fixed from time to time by the Member. The Managers shall be entitled to reimbursement from the Company of their actual, out-of-pocket expenses incurred in the performance of their duties, subject to the submission of proper evidence of such expenses to the Company.

6.9    Resignation. A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10    Vacancies. Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal.

6.11    Liability of the Managers and the Member.

(a)    The Managers shall not be liable to the Company, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which the Managers may do or refrain from doing in connection with the business and affairs of the Company, except with respect to intentional misconduct or a knowing violation of law, or to the extent required by this Agreement, the Act or other applicable law.

(b)    The failure of the Company or the Managers to observe any formalities relating to the management or operation of the Company’s business or affairs shall not be grounds for imposing personal liability on the Member.

(c)    The Managers or any affiliate of the Managers may transact business freely with the Company, and no transaction with the Company by the Managers or any affiliate of the Managers shall be void or voidable solely because the Managers or any affiliate has an interest, direct or indirect, in the transaction.

(d)    The Managers are not required to devote their full time to the performance of their duties under this Agreement and may have or engage in other business interests, which may be competitive with the business of the Company. The Managers will not incur any liability to the Company or any other Person solely by engaging in any other business or venture, competitive or otherwise.

6.12    Managers As Attorneys-in-Fact. The Member irrevocably constitutes and appoints each Manager as such Member’s true and lawful attorney and agent, with full power and authority in such Member’s name, place and stead, to execute, acknowledge, deliver, file and record in the appropriate public offices all instruments (including without limitation counterparts of this Agreement) which the Manager deems appropriate to qualify or continue the Company as a limited liability company in the jurisdictions in which the Company conducts business, including amendments to this Agreement necessary to correct scriveners’ errors. The appointment by the Member of the Managers as attorneys-in-fact is deemed to be a power coupled with an interest, in recognition of the fact that the Member will be relying upon the Managers to act as contemplated by this Agreement in any filing and other action by the Managers on behalf of the Company, and such power shall survive the death or incapacity of any person hereby giving such power and the transfer by the Member of all or part of its membership interest. The foregoing power of attorney of a transferor Member will survive such Transfer only until such time as the transferee shall have been admitted to the Company as a Member and all required documents and instruments have been duly executed, filed and recorded to effect such substitution. Any person dealing with the Company may conclusively presume and rely upon the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

7.	INDEMNIFICATION OF THE MEMBER AND MANAGERS.

7.1    Generally.

7.1.1    The Company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Member and Managers relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Member or Managers in connection with the business of the Company, including attorneys’ fees incurred by the Member or Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

7.1.2    The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member or Managers who for the benefit of the Company make any deposit, acquire any option, or make any other similar payment or assume any obligation in connection with any property proposed to be acquired by the Company and who suffer any financial loss as the result of such action.

7.2    Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.1 and such other persons as the Managers shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements arc made for the advancement of expenses and the funding of obligations under this Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.3.     Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses under this Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that it may indemnify and advance expenses to a Member or Manager.

8.	RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1    Limitation on Member’s Liabilities. The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by Section 18-607 of the Act.

8.2    Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Act. When acting on matters subject to the vote of the Member, notwithstanding that the Company is not then insolvent, the Member shall take into account the interest of the Company’s creditors, as well as those of the Member.

8.3    Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken.

8.4    Transfers. Except as otherwise specifically set forth in this Agreement, the Member is free to sell, assign, convey, pledge or otherwise transfer or encumber its interest in the Company without restriction.

8.5    Effects of Events Resulting in Cessation of Membership.

8.5.1    Upon the occurrence of any of the events specified in Section 18-304 of the Act, the Member will remain a member of the Company notwithstanding the provisions of such section of the Act.

8.5.2    If the Member is dissolved or terminated, the powers of the Member may be exercised by its successor or personal representative.

9.	CAPITAL CONTRIBUTIONS.

9.1    Capital Contributions. The Member’s capital contribution is set forth on Exhibit A. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2    Loans. The Member may lend money to the Company as approved by the Member and Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonable by the Member and Managers.

10.	DISTRIBUTIONS.

All distributions by the Company shall be made at the discretion of the Managers.

11.	BOOKS AND RECORDS.

11.1    Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company. Except as stated in this Section 11.1, the provisions of Section 18-305 of the Act shall not apply.

11.2    Tax Returns. The Managers shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3    Depositories. The Managers may maintain or cause to be maintained one or more accounts for the Company in such depositories as the Manager shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts. Unless otherwise determined by the Managers, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

12.	DISSOLUTION.

12.1    Events Causing Dissolution.

(a)    The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following:

(i)    at such time as the Member determines that the Company should be dissolved; or

(ii)    upon entry of a decree of judicial dissolution.

(b)    The Company shall continue and shall not dissolve as a result of any event specified in Section 18-801(a) of the Act, so long as, as a result of any such occurrence, the Member’s successor, or its designee, becomes a Member.

12.2    Liquidation of Property and Application of Proceeds.

12.2.1    Winding Up. Upon the dissolution of the Company, the Managers shall wind up the Company’s affairs in accordance with the Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Act as permissible, including, without limitation:

(i)    prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)    settling and closing the Company’s business;

(iii)    liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)    discharging or making reasonable provision for the Company’s liabilities; and

(v)    distributing the proceeds of liquidation and any undisposed property.

12.2.2    Distribution of Proceeds. Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i)    to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)    thereafter, to the Member.

13.	MISCELLANEOUS.

13.1     Amendment. This Agreement may only be amended by the Member in writing.

13.2    Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.3    Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

13.4    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

13.5    Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.6    Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

13.7    Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

[Signatures on following pages}

IN WITNESS WHEREOF, the sole Member and the Company have executed this Operating Agreement as of the date first above written.

MEMBER:

GENERAL PARTS, INC.

By:	/s/ O.T. Sloan III
Name:	O.T. Sloan III
Title:	President & CEO

THE COMPANY:

CARQUEST TECHNOLOGIES, LLC

By:	/s/ Joseph J. Zaccharo
Name:	Joseph J. Zaccharo
Title:	Manager

EXHIBIT A

Value of Initial
Member’s Name and Address	Capital Contribution	Membership Interest
General Parts, Inc.	$100,000.00	100%
2635 E. Millbrook Road
Raleigh, North Carolina 27604

EXHIBIT B

Managers

O. Temple Sloan, III

Joe Zucchero

John Gardner

John Mosunic

Robert B. Cushing

Steven Gushie

EXHIBIT C

Officers

Joe Zucchero - President and Chief Operating Officer

Robert A. Wicker - Secretary and General Counsel

James S. Felman - Assistant Secretary